STOCK PURCHASE AGREEMENT

                                     Between

                GRASEBY ELECTRO-OPTICS INC., the sole Shareholder

                                       of

                         GRASEBY CONTROLS INCORPORATED,
                             a Delaware corporation,

                                    as SELLER

                                       and

                             TB WOOD'S INCORPORATED,
                           a Pennsylvania Corporation

                                    as BUYER


                             Dated As of May 8, 1997



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



                                TABLE OF CONTENTS




ARTICLE I    DEFINITIONS ......................................................1

ARTICLE II   PURCHASE AND SALE OF SHARES ......................................6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER .........................7

             Section 3.01 - Organization, Good Standing and Authority
                            of the Company ....................................7
             Section 3.02 - Warranty of Title to the Shares ...................7
             Section 3.03 - Capital Structure of the Company ..................7
             Section 3.04 - No Subsidiaries ...................................7
             Section 3.05 - Authorized and Effective Agreement;
                            No Violation ......................................8
             Section 3.06 - Financial Statements; Organizational Documents;
                            Minute Books ......................................8
             Section 3.07 - Operations Subsequent to December 31, 1996 ........9
             Section 3.08 - Governmental Authorizations ......................10
             Section 3.09 - Consents .........................................10
             Section 3.10 - Intangibles ......................................10
             Section 3.11 - Properties .......................................11
             Section 3.12 - Environmental Matters ............................12
             Section 3.13 - Tax Matters ......................................14
             Section 3.14 - Employee Benefit Plans ...........................15
             Section 3.15 - Certain Contracts ................................19
             Section 3.16 - Legal Proceedings; Regulatory Approvals ..........19
             Section 3.17 - Compliance with Laws .............................19
             Section 3.18 - Brokers and Finders ..............................20
             Section 3.19 - Inventory ........................................20
             Section 3.20 - Accounts Receivable ..............................20
             Section 3.21 - No Undisclosed Liabilities .......................20
             Section 3.22 - Title ............................................21
             Section 3.23 - Transactions with Related Parties ................21
             Section 3.24 - Compensation Arrangements; Bank Accounts;
                            Officers and Directors ...........................21
             Section 3.25 - Labor Relations ..................................21
             Section 3.26 - Products Liability ...............................22
             Section 3.27 - Insurance ........................................22



                                       (i)

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF BUYER .........................23

             Section 4.01 - Organization, Standing and Authority of Buyer ....23
             Section 4.02 - Authorized and Effective Agreement ...............23
             Section 4.03 - Legal Proceedings; Regulatory Approvals ..........23
             Section 4.04 - Securities .......................................24
             Section 4.05 - Brokers and Finders ..............................24

ARTICLE V    CONDITIONS PRECEDENT ............................................24

             Section 5.01 - Conditions Precedent -- Buyer and Seller .........24
             Section 5.02 - Conditions Precedent -- Seller ...................25
             Section 5.03 - Conditions Precedent -- Buyer ....................25

ARTICLE VI   CLOSING .........................................................27

ARTICLE VII  WAIVER ..........................................................27

ARTICLE VIII CERTAIN POST-CLOSING OBLIGATIONS ................................28

             Section 8.01 - Confidential Information .........................28
             Section 8.02 - Indemnification by Seller ........................28
             Section 8.03 - Indemnification by Buyer .........................30
             Section 8.04 - Indemnification Procedures .......................30
             Section 8.05 - Claims Against the Company .......................31
             Section 8.06 - Tax Matters ......................................32
             Section 8.07 - Noncompetition Covenant ..........................35
             Section 8.08 - Nature and Survival of Representations ...........35
             Section 8.09 - Employees; 401(k) Plan ...........................35

ARTICLE IX   MISCELLANEOUS ...................................................36

             Section 9.01 - Authorized and Effective Agreement;
                                        No Violation (Guarantors) ............36
             Section 9.02 - Expenses .........................................37
             Section 9.03 - Consent to Jurisdiction; Forum Selection .........37
             Section 9.04 - Entire Agreement .................................37
             Section 9.05 - Assignment .......................................37
             Section 9.06 - Notices ..........................................37
             Section 9.07 - Captions; Headings ...............................39
             Section 9.08 - Amendments .......................................39


                                      (ii)

             Section 9.09 - Severability .....................................39
             Section 9.10 - Construction .....................................39
             Section 9.11 - Counterparts .....................................39
             Section 9.12 - Post-Closing Cooperation .........................39
             Section 9.13 - Governing Law ....................................40

List of Exhibits..............................................................44

List of Schedules.............................................................44

                                      (iii)


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is made and entered into this 8th day of May, 1997 by and among GRASEBY ELECTRO-OPTICS INC., a Delaware corporation ("Seller"), the sole shareholder of Graseby Controls Incorporated (the "Company"), a Delaware corporation, TB WOOD'S INCORPORATED, a Pennsylvania corporation ("Buyer"), GRASEBY plc, an English corporation, and GRASEBY ANDERSEN INC., a Delaware corporation (Graseby plc and Graseby Andersen Inc. are sometimes collectively referred to hereinafter as "Guarantors").

                              W I T N E S S E T H:

     WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of $1.00 par value common stock of the Company (the "Shares"); and

     WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase, assume, and accept from Seller, the Shares, for the price and on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, Seller and Buyer, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     "Business" shall mean the business presently conducted by the Company, including the business of designing, manufacturing, selling, and servicing electronic controllers for rotating electrical machinery.

     "Buyer" shall mean TB Wood's Incorporated.

     "Closing" shall have the meaning set forth in Article VI of this Agreement.

     "Closing Date" shall have the meaning set forth in Article VI of this Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean Graseby Controls Incorporated.

     "Consents"  shall mean  consents,  permits or  approvals  of third  parties
necessary  to  transfer  the  Shares  to  Buyer  or  otherwise   consummate  the
transactions contemplated hereby and to conduct the Business.

     "Damage" or "Damages" shall mean the aggregate amount of losses, liabilities, claims, obligations, damages, deficiencies, costs, expenses, fines or penalties, including without limitation reasonable attorney fees and other defense costs, costs of investigation, remediation or other response actions, each to the extent reasonable and actually incurred, with respect to a matter for which an indemnification obligation exists under this Agreement.

     "Effective Time" shall mean the time and date specified pursuant to Article VI hereof as the effective time of the Sale.



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


     "Encroachment" shall mean (i) encroachments of any buildings or other improvements onto the Real Property, and (ii) encroachments of any buildings or other improvements situated on the Real Property onto properties or rights-of-way abutting the Real Property.

     "Financial Statements" shall mean the unaudited balance sheets (including related notes and schedules, if any) of the Company as of December 31, 1995 and 1996 and the related unaudited statements of operations and shareholders' equity (including related notes and schedules, if any) for each of the periods ended December 31, 1994, 1995, and 1996, copies of which are attached hereto as Exhibit A.

     "GAAP" shall mean generally accepted accounting principles in effect in the United States from time to time, as applied by the entity in respect of which the term is used, consistently with its past practices.

     "Governmental Body" shall mean any foreign, federal, state, local or other governmental authority or regulatory body.

     "Intangibles" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium). Notwithstanding the foregoing and any other provision in this Agreement or any agreement, document, or instrument delivered or to be delivered pursuant to this Agreement, "Intangibles" does not and shall not include, and this Agreement shall in no manner represent an agreement by Seller to convey to Buyer, any right or interest in or to the name "Graseby" or any translation, adaptation, derivation, or combination thereof, provided, however, that (i) Seller hereby grants to Buyer a license to use the corporate name "Graseby Controls Incorporated" as the name of the Company, and for no other purpose, for the one (1) month period commencing on the Closing Date, it being agreed by the parties that on or before the expiration of such one (1) month period Buyer shall cause the name of the Company to be changed to a name which does not include the name "Graseby" or any translation, adaptation, derivation, or combination thereof, and (ii) the Company may use and sell, for a period of six (6) months commencing on the Closing Date, the Company's inventories

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


of products, components, supplies, brochures, stationery, business forms, and other similar materials in stock as of the Closing Date which contain the name "Graseby Controls Incorporated" and translations, adaptations, derivations, and combinations thereof, it being agreed by the parties that after the expiration of such six (6) month period Buyer shall no longer use the name "Graseby Controls Incorporated" or any translation, adaptation, derivation, or combination thereof on any product, component, supply, brochure, stationery, business forms, or other similar materials.


     "Knowledge," when used in the phrase "to the knowledge of" or a similar phrase, shall mean the knowledge of the officers and management (including, without limitation, the officers responsible for tax matters) of the Person to whom such phrase refers, it being understood that the Knowledge of Seller shall always be deemed to include the Knowledge of the Company.

     "Licenses" shall mean all licenses, permits and other authorizations issued by any federal, state or local governmental authorities to the Company in connection with the Business or required for the conduct of the Business.

     "Lien" shall mean any mortgage, lease, covenant, condition, restriction, deed of trust, lien, pledge, hypothecation, assignment, deposit arrangement, option, right of first refusal, indenture, license, security interest, encumbrance, right of way, easement, encroachment or similar arrangement of any kind or nature or any title defect whatsoever.

     "Material Adverse Effect" shall mean, with reference to any event, matter, item or circumstance (other than as a result of changes (a) in applicable laws or regulations of general applicability or interpretations thereof by court or governmental entities, or (b) in GAAP), that in and of itself, or when combined with all other events, matters, items or circumstances, such event, matter, item or circumstance reasonably could be expected to have, now or in the future, a material adverse effect on the Business, properties, financial condition, operations, or results of operations of the Company, as the case may be, but shall not include those changes which would reasonably be expected to occur as a reasonable consequence of the Sale, including, without limitation, the consequences of employee resignations and employee relations difficulties.

     "Ordinary Course of Business" shall mean the ordinary course of business of the entity with respect to which this term is used, conducted in the same manner as theretofore conducted during the three (3) year period preceding the date of this Agreement and consistent with the entity's past policies, practices, and methods (including with respect to quantity and frequency) in effect during such three (3) year period. When used with reference to the Company, Ordinary Course of Business shall mean the (a) Ordinary Course of Business of the Company, and
(b) the Ordinary Course of Business of Graseby Volkmann Corporation prior to its merger with and into the Company.

     "Permitted Exceptions" shall have the meaning set forth in Section 3.11(b)(ii) of this Agreement.

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


     "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Personal Property" shall mean the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant and other tangible personal property used or useful in the Business, and all computer disks and tapes, plans, diagrams, blueprints, schematics and books and records relating to the Company or the Business.

     "Predecessor in Interest" shall mean, with respect to the entity to which such phrase refers, all entities to which such entity has succeeded by way of merger or acquisition. When used with respect to the Company, the phrase "Predecessor in Interest" shall mean and include, but shall not be limited to, Graseby Volkmann Corporation, Tasc Drives, Inc., and Electrical South, Inc.

     "Purchase Price" shall have the meaning set forth in Article II.

     "Real Property" shall mean that certain parcel or parcels of land located in Greensboro, Guilford County, North Carolina and more particularly described in Exhibit B hereto, together with all fixtures, fittings, buildings, structures and other improvements thereon, and all easements, rights and privileges of every type and nature used by the Company in connection therewith or appurtenant thereto.

     "Regulations" shall mean the federal income tax regulations under the Code, promulgated by the Treasury Department and contained in Title 26 of the Code of Federal Regulations, including any amendments or any substitute or successor provisions thereto.

     "Related Party" shall mean Seller, any of the officers or directors of the Company or Seller, any Affiliate of Seller, the Company, or any business or entity in which Seller, the Company, or any Affiliate of any such Person has any direct, or material indirect, interest.

     "Rights" shall mean warrants, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), convertible securities and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its or any other Person's capital stock or other ownership interests, or any voting rights thereof or therein.

     "Sale" shall mean the sale of the Shares by Seller to Buyer pursuant to this Agreement.

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


     "Seller" shall mean Graseby Electro-Optics Inc., successor by merger to Graseby Overseas Corporation.

     "Shares" shall mean all of the issued and outstanding shares of capital stock of the Company.

     "Significant Contract" shall mean, with respect to the Company, (a) any note, bond, mortgage or other instrument which evidences or secures indebtedness of the Company with a balance outstanding of Twenty Five Thousand Dollars ($25,000) or more, (b) any agreement, arrangement, commitment, contract or other instrument, except a lease of Real or Personal Property, to which the Company is a party or by which the Company is bound, the performance or nonperformance of which could either (i) increase the liabilities or decrease the assets of the Company or (ii) decrease the income or increase the expenses of the Company, in each case by Twenty Five Thousand Dollars ($25,000) or more over the remaining term of the obligation, exclusive of all optional renewal periods and extensions of the term, provided, however, that any such agreement, arrangement, commitment, contract or other instrument shall not be deemed to be a Significant Contract in the event the Company has the contractual right to terminate the agreement, arrangement, commitment, contract or other instrument in question on thirty (30) days' notice or less without incurring a penalty, premium, or other expense in excess of Twenty Five Thousand Dollars ($25,000).

     "Significant Lease" shall mean, with respect to the Company, (a) any lease of Real or Personal Property, or any sublease of Real Property, by the Company, as lessee or sublessee, pursuant to which the Company reasonably anticipates the payment of aggregate rent, taxes, insurance, utilities (if applicable) and other charges in excess of Twenty Five Thousand Dollars ($25,000) over the remaining term of such lease or sublease, exclusive of all optional renewal periods and optional extensions of the term thereof (provided, however, that any such lease or sublease shall not be deemed a Significant Lease in the event that the Company has the contractual right to terminate such lease in question on thirty
(30) days' notice or less without incurring a penalty, premium, or other expense in excess of Twenty Five Thousand Dollars ($25,000)), and (b) any lease of Real or Personal Property, or any sublease of Real Property, by the Company as lessor or sublessor.

     "Survey" shall mean that certain survey of the Real Property prepared by Andrew G. Zoutewelle (L-3098), dated April 23, 1997, last revised on May 6, 1997, entitled "Boundary Survey of Lot 1 Welker's Inc. Greensboro, Guilford County, N.C. Graseby Controls Inc.," a copy of which is attached hereto as Exhibit C.

     "Survey Defect" shall mean any of the following shown on or discernable from the Survey: (a) a lack of vehicular access to and from the Real Property to and from a dedicated and accepted public right-of-way; (b) any zoning or land use ordinances (other than Permitted Exceptions); (c) noncompliance with any applicable zoning law, including, without limitation, those relating to setback or height restrictions; (d) noncompliance with any covenant, restriction or condition affecting the Real Property; or (e) any Lien (other than Permitted Exceptions) which individually or when aggregated with other matters affecting title (other than Permitted Exceptions): (i) materially detracts from the value of the Real Property, (ii) impairs, or reasonably could be expected to impair, the use of the Real Property in the manner such property is currently being used by the Company in connection with the Business, (iii) impairs, or reasonably could be expected to impair, the operations of the Company or the conduct of the Business, or (iv) renders the title to the Real Property unmarketable.

     "Tax" or "Taxes" shall mean any federal, state, local, foreign or other net income, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, franchise, employment, payroll, withholding (which includes, without limitation, income, payroll tax, foreign withholding, backup withholding, and any other withholding obligation imposed by the Code or a Governmental Body), value added, estimated, alternative or add-on minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

     "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Taxes (including any required schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     Other terms used herein are defined elsewhere in this Agreement.

                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

     At the Closing, upon satisfaction of the conditions contained in this Agreement, (i) Seller shall sell and deliver the Shares to Buyer, and (ii) in exchange therefor, Buyer shall pay the Purchase Price in full in immediate funds. The "Purchase Price" for the Shares shall be the sum of Four Million Nine Hundred Fifty Thousand United States Dollars ($4,950,000.00), of which Three Million Eight Hundred Eighteen Thousand One Hundred Ninety-Seven United States Dollars ($3,818,197.00) shall be paid to Seller in full satisfaction of the loan in that amount to the Company by Graseby Overseas Corporation (to which Seller has succeeded as payee pursuant to a merger between Graseby Overseas Corporation and Seller, with Seller as the surviving entity) and One Million One Hundred Thirty-One Thousand Eight Hundred Three United States Dollars ($1,131,803.00) shall be paid to Seller.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

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


Section 3.1.  Organization, Good Standing and Authority of the Company.


     The Company is duly organized, validly existing, and in good standing as a general business corporation under the laws of the State of Delaware, is duly qualified to do business in the State of North Carolina, and has the powers and privileges of a general business corporation, including, without limitation, full power to carry on the Business. The Company is not required by law to qualify to do business in any foreign jurisdiction other than North Carolina, except where failure to qualify in such foreign jurisdiction would not have a Material Adverse Effect.

Section 3.2.  Warranty of Title to the Shares.

     Seller holds of record and beneficially owns, and has good and marketable title to, the Shares. The Shares are not subject to any Taxes, Liens, or Rights. Seller is not a party to any voting trust, shareholders' agreement, proxy, voting trust, or other agreement or understanding with respect to the Shares owned by Seller or the voting rights associated therewith.

Section 3.3.  Capital Structure of the Company.

     The authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, par value $1.00 per share ("Common Stock"). As of the date hereof, there were One Thousand (1,000) shares of Common Stock issued and outstanding. The Shares constitute all of such outstanding Common Stock. The Shares were not issued in violation of the terms of any agreement or other understanding binding upon the Company, and were issued in compliance with all applicable federal and state securities or "blue-sky" laws and regulations. All Shares have been duly issued and constitute validly outstanding, fully paid, and nonassessable shares of Common Stock. There are no Rights authorized, issued or outstanding with respect to any capital stock of the Company. None of the outstanding shares of the Company's capital stock has been issued in violation of the preemptive rights of any Person.

Section 3.4.  No Subsidiaries.

     The Company does not own and has not owned, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, partnership, limited liability company, or other organization.

Section 3.5.  Authorized and Effective Agreement; No Violation.

     (a) Seller has all requisite power and authority to enter into, to deliver, and (subject to receipt of all Consents set forth in Schedule 3.9 hereto) to perform all of its obligations under this

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



Agreement. This Agreement and all other agreements and instruments required to be executed and delivered by Seller and the Company, as applicable, in connection with or pursuant hereto have been duly executed and delivered by Seller and the Company, as applicable, and constitute the legal, valid and binding obligations of Seller and the Company, as applicable, enforceable in accordance with their terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights, and to general equity principles. Upon delivery to Buyer at the Closing of certificates representing the Shares in accordance herewith, Buyer will acquire good and valid title to the Shares, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatsoever nature. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller and the Company (including shareholder approval).

     (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Seller or the Company with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Seller or the Company; (ii) conflict with or constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, any note, bond, mortgage, indenture, lease, license, agreement, instrument, or other arrangement or obligation to which Seller or the Company is a party or by which any of them is bound, or result in the creation or imposition of any Lien upon any property or asset of Seller or the Company, except where such occurrence would not have a Material Adverse Effect; or (iii) violate any order, ruling, decree, charge, writ, injunction, regulatory agreement or memorandum of understanding, constitution, statute, rule or regulation applicable to Seller, the Guarantors, or the Company, except where such violation would not have a Material Adverse Effect.

Section 3.6.  Financial Statements; Organizational Documents; Minute Books.

     (a) The books of account and related records of the Company fairly reflect in all material respects and in reasonable detail all assets, liabilities and transactions of the Company in accordance with GAAP. Seller has previously delivered to Buyer the Financial Statements. The Financial Statements: (i) are correct and complete in all material respects and in accordance with the books and records of the Company; (ii) fairly present in all material respects the financial condition, assets and liabilities of the Company and the Business as of their respective dates and the results of operations and cash flows of the Company and the Business for the periods covered thereby; and (iii) reflect accurately in all material respects all costs and expenses of the Company and the Business as if the Company were independent and not affiliated with any other corporation or business, except as set forth in Schedule 3.6(a) attached hereto.

     (b) Seller previously has delivered to Buyer true, complete and correct copies of the articles of incorporation and bylaws of the Company, and previously has provided to Buyer access to all minute books, stock certificate books and stock transfer records of the Company. The minute books of the Company contain all material actions of its shareholders and its board of directors.

Section 3.7.  Operations Subsequent to December 31, 1996.

     (a) Except as set forth in Schedule 3.7(a) attached hereto, since December 31, 1996, the Company has conducted the Business only in the Ordinary Course of Business consistent with historical practice.

     (b) Except as set forth in Schedule 3.7(b) attached hereto, since December 31, 1996, there has not been any change in the Business, financial condition, operations or results of operations of the Company which would have a Material Adverse Effect.

     (c) Except as set forth in Schedule 3.7(c) attached hereto, since December 31, 1996: (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business; (ii) the Company has not entered into any Significant Contract or Significant Lease; (iii) the Company has not accelerated, terminated, modified or canceled any agreement, contract, lease, license, (or series of related agreements, contracts, leases, or licenses), involving more than Twenty Five Thousand Dollars ($25,000) to which the Company is a party or by which the Company is bound outside the Ordinary Course of Business; (iv) the Company has not imposed, nor suffered the imposition of, any Lien upon any of its assets, tangible or intangible, except Liens granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business which in the aggregate do not exceed Fifty Thousand Dollars ($50,000); (v) there has been no change made or authorized in the articles of incorporation or bylaws of the Company; (vi) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any Rights with respect to its capital stock, or agreed to, or allowed the imposition of, any Lien with respect to its capital stock; (vii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock; (viii) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of Fifty Thousand Dollars ($50,000) per occurrence; (ix) the Company has not granted any material increase in the compensation of any of its directors, officers, employees, or independent contractors outside the Ordinary Course of Business; (x) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan); (xi) the Company has not made or pledged to make any charitable or other capital contribution; (xii) there has been no material change in the Company's accounting principles, practices or methods; (xiii) there has been no organized labor walkout, work stoppage or slowdown by any of the Company's employees or, to the Knowledge of Seller, any threat thereof or any organized attempts to establish unions or collectively bargain with respect to the employees of the Company; (xiv) there has been no cancellation or waiver by the Company of any right material to the operation of the Company nor any disposition of or failure to keep in effect any rights in, to, or for the use of any material patent, or any trademark, service mark, or tradename used in any jurisdiction where the Company has a material amount of product sales, nor has there been any disclosure by the Company to any person not an employee of the Company or other disposal of any trade secret, process, or know-how; (xv) the Company has not made, nor has the Company or any taxing authority changed or revoked, any Tax election relating to the Company; (xvi) to the Knowledge of Seller, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company which has or will have a Material Adverse Effect; and (xvii) the Company has not committed to do, or to permit the occurrence of, any of the foregoing.

Section 3.8.  Governmental Authorizations.

     To the Knowledge of Seller, the Company possesses and is in material compliance with all of the Licenses and other federal, state, and local governmental approvals, certificates, filings, franchises, licenses, notices, permits, and rights ("Permits") necessary for the Company to own, lease, or operate its properties and assets and to carry on the Business as it is now conducted, which are set forth in Schedule 3.8 attached hereto. No default has occurred under any License which would have a Material Adverse Effect. The Company has conducted the Business and is now doing so in compliance with all applicable laws, rules, regulations, judgments and orders, except for such non-compliance which could not have a Material Adverse Effect.

Section 3.9.  Consents.

     Except as set forth in Schedule 3.9 attached hereto, no consent, approval, permit or authorization of, or declaration to, or filing with, any governmental or regulatory authority or any other third party is required to consummate this Agreement and the transactions contemplated hereby.

Section 3.10.  Intangibles.

     Schedule 3.10 attached hereto sets forth all Intangibles owned by or licensed to the Company (the "Company's Intangibles"). Except as set forth in
Schedule 3.10: (a) no Intangibles, other than the Company's Intangibles, are required to conduct the Business in the Ordinary Course of Business; (b) none of the Company's Intangibles is used pursuant to a license from a third party or licensed to a third party; (c) all of the Company's Intangibles which consist of patents, registered trademarks, service marks and copyrights are in full force and effect and are held of record in the Company's name; (d) there is no agreement to which the Company is a party or to which the Company is legally bound, and to Seller's Knowledge no restriction, materially and adversely affecting the use by the Company of any of the Company's Intangibles; (e) there is no pending reexamination of or pending litigation with respect to any of the Company's Intangibles; (f) there is no order, holding, decision or judgment which has been rendered by any governmental authority, and no agreement, consent or stipulation exists to which the Company is a party or of which the Company has Knowledge which would prevent the

Company from using any of the Company's Intangibles; (g) there is no pending or, to the Company's knowledge threatened, objection or claim being asserted against the Company in any administrative or judicial proceeding or by any person with respect to the ownership, validity, enforceability, or use of any of the Company's Intangibles or challenging or questioning the validity or effectiveness of the Company's ownership or license of any of the Company's Intangibles; (h) no notice of rejection, opposition, interference or refusal to register has been received by the Company in connection with any patent application or any application for trademark, service mark or copyright registration included within the Company's Intangibles; (i) the Company has not infringed or misappropriated any rights of any other Person with respect to any United States or foreign patents, trademarks, trade names, service marks, copyrights or applications therefor or any other intellectual property rights in its operation of the Business, nor does the Company have Knowledge of any infringement or misappropriation which will occur as a result of the continued operation of the Business as now conducted; and (j) the Company has not taken any action which would permit any party other than the Company, or its agents, officers or employees (acting on behalf of the Company), to use, license, sublicense or operate under any of the Company's Intangibles.

Section 3.11.  Properties.

     (a) Personal Property; Company's Intangibles. The Company has good and marketable title to, or leasehold interests in, all of the Personal Property and the Company's Intangibles reflected on the balance sheet included in the Financial Statements as of December 31, 1996, or acquired between that date and the Effective Time, free and clear of all Liens, except (i) such imperfections of title, restrictions, covenants, and encumbrances, if any, as would not have a Material Adverse Effect, and (ii) dispositions and encumbrances for adequate consideration in the Ordinary Course of Business of the Company. The Personal Property constitutes substantially all of the personal property that is used or held by the Company for use in the operation of the Business.

     (b)  Real Property.

     (i) Except for the Real Property, the Company does not own, lease or otherwise occupy any real property or interest therein and no other real property or interest therein is used in the conduct of the Business.

     (ii) The  Company has (and will  continue to have  immediately following consummation of the transactions contemplated hereby) good, valid, marketable and indefeasible fee simple title to, and is in actual possession of, the Real Property. The legal description of the Real Property attached hereto as Exhibit B is accurate, current and complete. Seller has delivered to Buyer complete copies of all title reports, title opinions, title insurance commitments, title insurance policies and surveys, if any, pertaining to the Real Property that are known by Seller, after reasonable inquiry, to exist and are in the possession or control of Seller, the Company or any Affiliate of either of the same (Seller, the Company and all Affiliates of either of the same being hereinafter collectively referred to in this Section 3.11(b)(ii) as "Seller

Entities"). The Real Property is free and clear of all Liens and Survey Defects, including, without limitation, security interests, including, without limitation, any conditional sale or other title or interest retention agreements or arrangements, options to purchase, liens, encumbrances, mortgages, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, Encroachments, leases, subleases, rights of occupancy, chattel mortgages and collateral security arrangements, rights-of-way, building use restrictions, exceptions, variances or reservations of any nature whatsoever, except the following (collectively, "Permitted Exceptions"): (A) matters set forth on
Schedule 3.22; (B) minor imperfections of title, conditions, easements, covenants and restrictions, if any, none of which have a Material Adverse Effect; (C) zoning and land use ordinances, none of which, individually or in the aggregate, to the Knowledge of Seller has a Material Adverse Effect; and (D) liens for real estate taxes and assessments not yet due and payable. None of the Seller Entities has received written notice of any violation of or nonconformity with any zoning, subdivision, wetlands, or other similar law, code, rule, regulation or ordinance from any governmental authority with respect to the Real Property, or of any condemnation action, eminent domain proceeding or other litigation concerning any of the Real Property. The water, gas, electricity and other utilities serving the Real Property have been and are currently adequate to service the Business.

Section 3.12.  Environmental Matters.

     (a) The Company holds and is in compliance with all Permits required under all applicable environmental statutes, rules, regulations, ordinances and orders of any governmental entity, including those relating to Hazardous Substances (as defined below) ("Environmental Laws") in connection with the Business, and all of such Permits are in full force and effect. All such Permits are listed on
Schedule  3.8  attached  hereto  and  any  that  are  not  transferable  are  so designated. The Company has complied with and is not in violation of Environmental Laws. The Company has made timely application for renewals of all such Permits for which Environmental Laws require that applications must be filed on or before the Closing to maintain such Permits in full force and effect. Neither Seller nor the Company has reason to believe that such renewals will not be issued in the ordinary course or will require payment of money or imposition of conditions, other than as set forth in Schedule 3.8.

     (b) No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Seller's Knowledge threatened, by any governmental or other entity: (i) with respect to any alleged violation by the Company of any Environmental Laws; (ii) with respect to any alleged failure by the Company to have any Permit required in connection with the Business; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, "Management" or "Manage") of any hazardous or toxic substance or waste, pollutant or contaminant including petroleum products and radioactive materials ("Hazardous Substances") by or on behalf of the Company or any Predecessor in Interest of the Company.

     (c) The Company has not received any written request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation or cleanup of any threatened or actual Release (as defined below) of any Hazardous Substance.

     (d) Except as set forth on Schedule 3.12(d): (i) the Company has not used, generated, treated, stored for more than ninety (90) days, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by the Company, nor to Seller's Knowledge has any other Person treated, stored for more than ninety (90) days, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated, or leased by the Company at any time during the Company's ownership, lease, or operation of such property; (ii) no polychlorinated biphenyls ("PCBs") or asbestos-containing materials are or have been present at any property now or previously owned, operated or leased by the Company at any time during the Company's ownership, operation, or lease of such property; and (iii) no underground storage tanks, active or abandoned, are or have been present at any property now or previously owned, operated or leased by the Company at any time during the Company's ownership, operation, or lease of such property.

     (e) No Hazardous Substance Managed by the Company has been recycled, treated, stored, disposed of or transported by any Person other than those listed on Schedule 3.12(e). Except as set forth on Schedule 3.12(e), no Hazardous Substance Managed by or on behalf of the Company or any Predecessor in Interest of the Company has come to be located at any site which is listed or proposed for listing under the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

     (f) Except as set forth in Schedule 3.12(f), no Hazardous Substance has been released, spilled, leaked, discharged, or disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Released") at, on, about or under any property now or formerly owned, operated or leased by the Company or any Predecessor in Interest of the Company at any time during the ownership, operation, or lease of such property by the Company or a Predecessor in Interest of the Company, which Release would have a Material Adverse Effect.

     (g) Except as set forth in Schedule 3.12(g), no oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of the Company or in relation to any property now or previously owned, operated or leased by the Company or any Predecessor in Interest of the Company. No property currently owned, leased, or operated by the Company is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA or CERCLIS or on any similar state list of sites requiring investigation or clean-up.

     (h) There are no environmental liens on any properties currently owned or leased by the Company and no government actions have been taken or are in process or pending which could subject any of such properties to such liens.

     (i) The Company would not be required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any property currently owned by it, and to Seller's Knowledge no property now or formerly owned by the Company has such notice or restriction in its deed.

     (j) No consent, approval or authorization of, or registration or filing with any Person, including any environmental governmental authority or regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company has or will prepare and file all applications for Permit transfers, if any, in adequate time for transfer to occur prior to the Closing.

     (k) Except as set forth in Schedule 3.12(k) and as heretofore provided to Buyer, to Seller's Knowledge there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property now or previously owned, operated or leased by the Company.

     (l) Neither Seller nor the Company has Knowledge of any other facts or circumstances related to the properties of the Company or any Predecessor in Interest of the Company, or to the Business, that could reasonably be expected to lead to any future environmental claims, liabilities or responsibilities affecting the Company or Buyer.

Section 3.13.  Tax Matters.

     (a) All Tax Returns that are required to have been filed by the Company have been filed within the time and in the manner required by law, and all such Tax Returns are in all material respects true and correct and accurately reflect the Tax liabilities of the Company. All Taxes of the Company that have become due pursuant to such Tax Returns, or any assessments or demand for payment received, have been paid. The provision for Taxes reflected on the Company's December 31, 1996, balance sheet is adequate to cover all Tax liabilities, whether or not disputed, of the Company and any Predecessor in Interest of the Company with respect to any taxable year or taxable period ending on or before December 31, 1996, and nothing has occurred subsequent to December 31, 1996, to make any such provision inadequate. All Taxes related to taxable periods of the Company subsequent to December 31, 1996, have been paid or are adequately reserved for on the books and records of the Company. Except as set forth in
Schedule 3.13(a), there are no current, pending, or to Seller's Knowledge or the Company's Knowledge threatened, claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any Taxes. No Governmental Body with respect to which the Company does not file Tax Returns has claimed that the Company is or may be subject to taxation by that Governmental Body. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or other party. The Company has not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes. Except as set forth in Schedule 3.13(a), no Tax Returns of the Company are presently subject to an extension of time to file.

     (b) The Company has not filed and has not had filed on its behalf an election under Section 341(f) of the Code that is applicable to the Company or any of its assets. The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Code
Section 280G. The Company is not a party to any Tax allocation or sharing agreement. Except as disclosed on Schedule 3.13(b)(i), the Company (or any Predecessor in Interest of the Company), has never been a member of an affiliated group that elected to file or was required to file consolidated returns for federal income tax purposes or consolidated, combined or unitary tax returns for state or local income tax purposes. Except for this Agreement, and except as set forth in Schedule 3.13(b)(ii), there is no agreement with any Person pursuant to which the Company would have any obligation after Closing in respect of Taxes of such other Person.

     (c) None of the assets of the Company is property that the Company is required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (d) The Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting or otherwise.

     (e) Neither the Company nor Seller is a "foreign person" within the meaning of the Code and the Regulations.

     (f) The Company has no interest in any entity that is treated as a partnership for federal income tax purposes.

     (g) Except as disclosed in Schedule 3.13(g), the Company is not a successor to any other business entity by way of merger, reorganization, liquidation or similar transaction.

     (h) There is no ruling issued to the Company, or closing agreement or gain recognition agreement to which the Company is a party, concerning Taxes from or with any Governmental Body which would have a continuing effect on the Company after the Closing Date.

Section 3.14.  Employee Benefit Plans.

     (a) Schedule  3.14(a)  lists all  "employee  benefit  plans," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all pension, profit sharing, retirement, supplemental retirement, stock, stock option, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance, post-retirement medical or life, welfare, dental, vision, savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, arrangements, contracts, policies, or practices whether written or unwritten, qualified or unqualified, funded or unfunded, (i) maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate (as defined below) with respect to any Company employees, or (ii) pursuant to which the Company or any ERISA Affiliate may have any liability with respect to any Company employees, within the United States (the "Benefit Plans"). For purposes of this Agreement, the term "ERISA Affiliate" means: (i) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of the Company under Section 414(o) of the Code.

     (b) As applicable, with respect to each of the Benefit Plans, true and complete copies of the following have been delivered to Buyer: (i) all plan documents (including all amendments and modifications thereof) pertaining to the "Graseby Savings and Investment Plan" and the Company's medical plan with United Health Care of North Carolina, Inc., and in the case of an unwritten Benefit Plan a written description thereof; (ii) the filed Form 5500 series and all schedules thereto, as applicable, for 1993, 1994 and 1995; (iii) the "Financial Statements and Supplemental Schedules to the Graseby Savings and Investment Plan" for 1992, 1993, 1994, and 1995; and (iv) copies of determination letters issued with respect to the Benefit Plans within the past five years.

     (c) The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

     (d) No Benefit Plan is, or at any time has been, a "multiemployer plan" as defined in Section 3(37) of ERISA.

     (e) The Company's 401(k) plan is the only Benefit Plan which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan"). Each Pension Plan now meets and at all times since its inception has met the qualification requirements of Section 401(a) of the Code and each related trust is now, and at all times since its inception has been, exempt from taxation under Section 501(a) of the Code.

     (f) Each Pension Plan has received a determination letter from the IRS to the effect that such Pension Plan is qualified and all related trusts are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked nor, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification.

     (g) All contributions to, and payments from, any Benefit Plan which may have been required in accordance with the terms of such Benefit Plan or any related document and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. No Benefit Plan has incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested, or granted, with respect to any Benefit Plan. The funding method used in connection with each Benefit Plan which is subject to the minimum funding requirements of ERISA and the Code is acceptable under current IRS guidelines, and the actuarial assumptions used in connection with funding each such Benefit Plan are reasonable.

     (h) Each Benefit Plan subject to Title IV of ERISA has assets sufficient on a plan termination basis to be eligible on the Closing Date for standard termination pursuant to Section 4041 of ERISA. The PBGC has not instituted proceedings to terminate any Benefit Plan or to appoint a trustee or administrator of any such Benefit Plan, and no circumstances exist that constitute grounds under Title IV of ERISA for any such proceeding. There has been no "reportable event" within the meaning of Section 4043 of ERISA that has not been fully and accurately reported in a timely fashion, as required, or which, whether or nor reported, would authorize the PBGC to institute termination proceedings with respect to any Benefit Plan. No liability under Title IV of ERISA has been incurred or is expected to be incurred that could result in liability to any Benefit Plan, the Seller, any ERISA Affiliate or the Buyer, other than for premiums pursuant to Section 4007 of ERISA that are not yet due.

     (i) There are no pending audits or investigations by any governmental agency involving the Benefit Plans, and no pending, or to Seller's Knowledge threatened, claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Knowledge of the Seller is there any reasonable basis for any such claim, suit or proceeding.

     (j) Neither the Company nor any ERISA Affiliate, or any employee of the Company or any ERISA Affiliate, has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor has any such Person breached any duty imposed by Title I of ERISA, with respect to any Benefit Plan. To the Knowledge of Seller, no other Person has engaged in such a prohibited transaction or breach.

     (k) Any insurance premium under any insurance policy related to a Benefit Plan for any period up to and including the Closing Date has been paid, or accrued and booked on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, none of the Company, or any ERISA Affiliate nor Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

     (l) With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Company and each ERISA Affiliate comply in all material respects with the continuation coverage requirements of the Code and ERISA.

     (m) Except as set forth in Schedule 3.14(m), no Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or
(ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code.

     (n) Except as set forth in Schedule 3.14(n), the execution of, and performance of the transactions contemplated by, this Agreement will not constitute an event under the "Graseby Savings and Investment Plan" or the Company's medical plan with United Health Care of North Carolina, Inc. that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee. Except as set forth in Schedule 3.14(n), no Benefit Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

     (o) Schedule 3.14(o) lists all pension, profit sharing, retirement, supplemental retirement, stock, stock option, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance, post-retirement medical or life, welfare, dental, vision, savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, arrangements, contracts, policies or practices whether written or unwritten, funded or unfunded (i) maintained, contributed to, or required to be contributed to by the Company or any Affiliate with respect to any Company employees, or (ii) pursuant to which the Company or any Affiliate may have any liability with respect to any Company employees, outside the United States (the "Foreign Plans").

     (p) A true and complete copy of each Foreign Plan, including all amendments and modifications thereof (and in the case of an unwritten Foreign Plan, a written description thereof), together with all related agreements including, without limitation, trust agreements, insurance contracts and investment management agreements have been delivered to Buyer.

     (q) Each Foreign Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and with all applicable laws.

     (r) There are no unfunded liabilities with respect to any Foreign Plan and all contributions and other payments required to be made by the Company or any affiliate to any Foreign Plan with respect to any period up to and including the Closing Date shall have been made or accrued and booked on or before the Closing Date.

     (s) There are no pending audits or investigations by any governmental or quasi-governmental agency involving the Foreign Plans and pending, or to Seller's Knowledge threatened, claims (except for individual claims for benefits payable in the normal operation of the Foreign Plan), suits or proceedings involving any Foreign Plan, any fiduciary thereof or service provider thereto, nor to the Knowledge of the Seller is there any reasonable basis for any such claim, suit or proceeding.


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



Section 3.15.  Certain Contracts.

     (a) Except as set forth in Schedule 3.15(a), as of the date hereof the Company is not a party to, bound or affected by, nor receives benefits under (in each case whether written or oral): (i) any Significant Contract; (ii) any Significant Lease; (iii) any agreement, arrangement or commitment relating to the employment of an independent contractor or the employment, election or retention in office of any present or former officer, director, or employee, other than contracts terminable at will or on less than thirty (30) days' notice with no liability other than paying that person's usual compensation through the date of termination; or (iv) any collective bargaining agreement or other understanding with a labor union.

     (b) All agreements to which the Company is a party or by which it is bound are in full force and effect. The Company (i) is not in default under any such agreement, (ii) has not, during the three-year period immediately prior to the Closing, been in default under any agreement with any of its distributors or agents, which default could have a Material Adverse Effect, and (iii) to Seller's Knowledge, all other parties to any agreement to which the Company is a party or by which it is bound have complied with the provisions thereof. To Seller's Knowledge, no such other party is in default, which default would have a Material Adverse Effect, under any Significant Contract, Significant Lease, or any agreement, commitment, arrangement or other indenture described in Section 3.15(a), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

Section 3.16.  Legal Proceedings; Regulatory Approvals.

     Except as set forth in Schedule 3.16, as of the date hereof there are: (i) no outstanding injunctions, judgments, orders, decrees, rulings or regulatory directives against the Company or to which the Company is a party; and (ii) no actions, suits, claims, governmental investigations or proceedings have been instituted, are pending, or to the Knowledge of Seller are threatened, against the Company that in any such case, if decided adversely, would reasonably be expected to have a Material Adverse Effect. There are no actual or, to Seller's Knowledge threatened, actions, suits or proceedings against the Company which present a claim to restrain or which would have the effect of prohibiting the transactions contemplated herein.

Section 3.17.  Compliance with Laws.

     The Company is, and for the three-year period immediately prior to the Closing has been, in compliance in all respects with all federal, state, and local statutes and regulations applicable to the conduct of the Business (except for any violations that do not have a Material Adverse Effect), and the Company has not received notification from any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, which violation would have a Material Adverse Effect,
(ii) threatening to revoke any License, or (iii) restricting or limiting in any respect its operation of the Business, which restriction or limitation would have a Material Adverse Effect.


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



Section 3.18.  Brokers and Finders.

     Except as set forth in Schedule 3.18 hereto, neither Seller, the Company, nor any of their respective officers, directors, employees or Affiliates has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions or other payments in connection with the transactions contemplated herein (except for fees to accountants, lawyers and advisors).

Section 3.19.  Inventory.

     All of the inventories of the Company are valued at the lower of cost or market value, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Financial Statements. Attached hereto as Schedule
3.19 is a summary of the Company's inventory of finished goods as of the last day of the month for the month immediately preceding the present month. All of the net inventories of the Company reflected in the balance sheet dated December 31, 1996 (the "Balance Sheet") and all such inventories acquired since the date of the Balance Sheet consist of items of a quality and quantity useable and saleable in the Ordinary Course of Business within a reasonable period of time and at normal profit margins.

Section 3.20.  Accounts Receivable.

     All of the accounts and notes receivable of the Company represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the Ordinary Course of Business, are not subject to any defenses, counterclaims or offsets and have been billed and are generally due within thirty (30) days after such billing. Schedule 3.20 attached hereto sets forth (a) the total amount of accounts receivable of the Company outstanding as of the last day of the month immediately preceding the present month, and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof. All such receivables are fully collectible in the Ordinary Course of Business of the Company, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Balance Sheet.

Section 3.21.  No Undisclosed Liabilities.

     The Company has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (a) to the extent reflected as a liability on the Balance Sheet,
(b) liabilities incurred in the Ordinary Course of Business since December 31, 1996, and of the same character, kind and magnitude as are consistent with past practice and fully reflected as liabilities on the Company's books of account, none of which would have a Material Adverse Effect, and (c) liabilities disclosed on Schedule 3.21 attached hereto.



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



Section 3.22.  Title.

     The Company has good and marketable title to all of its personal properties and assets, including the properties and assets reflected in the Balance Sheet (except those disposed of in the Ordinary Course of Business since December 31, 1996), free and clear of any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, condition, right of way, easement, claim, security interest, charge or any other matter affecting title, except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of the Company, (b) liens for current taxes not yet due and payable, and (c) Permitted Exceptions (as set forth in Schedule 3.22).

Section 3.23.  Transactions with Related Parties.

         Except as disclosed on Schedule 3.23 attached hereto, no Related Party:

          (a) has borrowed money or loaned money to the Company that has not been repaid;

          (b) has any contractual or other claim, express or implied, of any kind whatsoever against the Company;

          (c) has any interest in any Intangibles used by the Company with respect to the Business; or

          (d) has been engaged, since January 1, 1996, in any other transaction (or series of transactions) involving in excess of Twenty Five Thousand Dollars ($25,000) in any twelve-month period with the Company (other than employment relationships at the salaries disclosed on Schedule 3.24 attached hereto).

Section 3.24.  Compensation Arrangements; Bank Accounts; Officers and Directors.

         Schedule 3.24 attached hereto sets forth the following information:

          (a) the names and current annual salary, including any bonus, if applicable, of all present officers and employees of the Company whose current annual salary, including any promised, expected or customary bonus, equals or exceeds Fifty Thousand Dollars ($50,000), together with a statement of the full amount of all remuneration paid by the Company to each such person and to any director of the Company, during the twelve-month period preceding the date hereof; and

          (b) the name of each bank in which the Company has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto; and the names and titles of all directors and officers of the Company and of each trustee, fiduciary or plan administrator of each employee benefit plan of the Company.

Section 3.25.  Labor Relations.

     Except as set forth in Schedule 3.25 attached hereto: (a) no employee of the Company is represented by any union or other labor organization; (b) there is no unfair labor practice complaint against the Company pending, or to Seller's Knowledge threatened, before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to Seller's Knowledge threatened, against or involving the Company; (d) no grievance is pending which would have a Material Adverse Effect; (e) no private agreement restricts the Company from relocating, closing or terminating any of its operations or facilities; and (f) the Company in the past three (3) years has not experienced any work stoppage or other labor difficulty or committed any unfair labor practice.

Section 3.26.  Products Liability.

     Except for lawsuits, claims, damages and expenses adequately covered by insurance or fully indemnified by the Company's suppliers, and except as disclosed on Schedule 3.26 attached hereto, there are no (a) liabilities of the Company, fixed or contingent, asserted or unasserted, with respect to any product liability or any similar claim that relates to any product stored, distributed or sold by the Company to others, or (b) liabilities of the Company, fixed or contingent, asserted or unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product stored, distributed or sold by the Company to others.

Section 3.27.  Insurance.

     Attached hereto as Schedule 3.27 is a complete and correct list of all policies and binders of insurance of which the Company is the owner, insured or beneficiary, or covering any of its property (showing for each policy or binder, the carrier, risks insured, the amounts of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder). All such policies are outstanding and in full force and effect. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. There are no outstanding unpaid premiums or claims under such policies. Schedule 3.27 attached hereto contains an accurate and complete description of any provision contained in such policies which provide for retrospective or retroactive premium adjustments. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Company. The Company has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance, during the last five years. Since January 1992, all products liability and general liability policies maintained by or for the benefit of the Company have been "occurrence" policies and not "claims made" policies; Schedule 3.27 attached hereto contains a complete and correct list of all such products liability and general liability policies, indicating for each policy, the carrier, risks insured, the amount and dates of coverage, deductible and any pending claims thereunder; and all such policies are in full force and effect.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

Section 4.1.  Organization, Standing and Authority of Buyer.

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

Section 4.2.  Authorized and Effective Agreement.

     (a) Buyer has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation (or charter) or bylaws of Buyer, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Buyer pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) subject to receipt of all required Consents, violate any order, ruling, decree, charge, writ, injunction, regulatory agreement or memorandum of understanding, constitution, statute, rule or regulation applicable to Buyer.

Section 4.3.  Legal Proceedings; Regulatory Approvals.

     There are no actual, or to the Knowledge of Buyer threatened, actions, suits or proceedings which present a claim or restrain or prohibit the transactions contemplated herein. To the Knowledge of Buyer, Buyer is qualified legally, financially and otherwise to become the owner, as contemplated herein, of the Shares.

Section 4.4.  Securities.

     Solely for purposes of enabling Seller to comply with applicable federal and state securities laws: (a) Buyer acknowledges that the offering and sale of the Shares pursuant hereto will not be registered under the Securities Act of 1933, as amended, or any other securities laws (the "Acts") and that the Shares are characterized as "restricted securities" under the Acts and may not be transferred unless a registration statement for the re-offering and sale of the Shares is appropriately filed or unless the Shares are subject to exemption from registration under the Acts; and (b) Buyer agrees that it (i) shall acquire the Shares for investment for its own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, (ii) has no present intention of selling, granting or participating in, or otherwise distributing all or part of the Shares, (iii) has had sufficient opportunity to ask questions and receive answers from Seller and the Company regarding the Company, the Business, and the terms and conditions of this Agreement, (iv) has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares, and if so under what terms and conditions, (v) is an "accredited investor," as defined in Rule 501(a) under Regulation D adopted by the Securities and Exchange Commission under the Securities Act of 1933, (vi) has no need for liquidity in its investment in the Shares, and (vii) is aware of and able to bear the risks of the investment in the Shares for an indefinite period of time.

Section 4.5.  Brokers and Finders.

     Neither Buyer nor its officers, directors, employees or Affiliates has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions or other payments in connection with the transactions contemplated herein (except for fees to accountants, lawyers, and advisors).

                                    ARTICLE V
                              CONDITIONS PRECEDENT

Section 5.1.  Conditions Precedent -- Buyer and Seller.

     The respective obligations of Buyer and Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time: Neither Buyer, Seller, nor the Company shall be subject to any order, decree, judgment, ruling or injunction of a court or governmental body of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated herein, nor shall any of them be a party or subject to any pending action, suit or proceeding before any court or governmental agency of competent jurisdiction wherein an unfavorable order, decree, judgment, ruling or injunction would (i) enjoin or prohibit consummation of the transactions contemplated herein, (ii) cause any of the transactions contemplated herein to be rescinded following consummation, (iii) adversely affect the right of Buyer to own and/or to vote the Shares or to control the Company, or (iv) affect adversely the right of the Company to own its assets and to operate the Business.

Section 5.2.  Conditions Precedent -- Seller.

     The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time unless waived by Seller pursuant to
Article VII hereof:

     (a) The representations and warranties of Buyer set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as though such representations and warranties had been made on, as of, and with reference to such Effective Time;

     (b) Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed by Buyer on or before Closing;

     (c) Buyer shall have demonstrated its ability to make the deliveries required of it pursuant to this Agreement;

     (d) The Company shall have received the Consents;

     (e) Buyer shall have assumed responsibility for payment of the severance obligations of the Company set forth in Schedule 5.2(e) attached hereto; and

     (f) All instruments and documents required on Buyer's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance reasonably satisfactory to Seller and its counsel.

Section 5.3.  Conditions Precedent -- Buyer.

     The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time unless waived by Buyer pursuant to
Article VII hereof:

     (a) The representations and warranties of Seller set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as though such representations and warranties had been made on, as of, and with reference to such Effective Time;

     (b) Seller and the Company shall have in all material respects performed all material obligations and complied with all material covenants required by this Agreement to be performed by them on or before Closing;

     (c) Seller shall have demonstrated its ability to make the deliveries required pursuant to this Agreement;

     (d) The Company shall have received the Consents;

     (e) All instruments and documents required on Seller's and the Company's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance reasonably satisfactory to Buyer and its counsel;

     (f) No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect Buyer's ownership or control of the Company or the Business, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or (ii) by any present or former owner of any capital stock or equity interest in the Company (whether through a derivative action or otherwise) against the Company or any officer, director or shareholder of the Company in his, her or its capacity as such or (iii) which might have a Material Adverse Effect;

     (g) All loans by the Company to any Related Party shall have been repaid in full and there shall be no outstanding debts or obligations due from any Related Party to the Company;

     (h) Buyer shall have received all Licenses, Permits and certificates and governmental approvals listed on Schedule 3.8;

     (i) Seller shall have delivered to Buyer the written resignation of each member of the board of directors and each of the officers of the Company;

     (j) Buyer shall have obtained, at Buyer's expense, a good and valid, irrevocable ALTA title insurance binder or commitment (the "Title Commitment"), in final form from First American Title Insurance Company (the "Title Company"), committing the Title Company to issuing an ALTA extended coverage form of title insurance policy (the "Title Policy") insuring the Buyer's fee title to the Real Property in the amount of not less than Six Hundred Thousand Dollars ($600,000.00), subject to no Liens or exceptions to title other than the Permitted Exceptions; provided that the commitment of the Title Company to issue the Title Policy may be subject to and the Title Commitment may set forth or be subject to such standard requirements relating to the issuance of final policies of title insurance as are reasonably acceptable to Buyer and to the payment of the Title Company's premiums and other charges for the issuance of the Title Policy. The Title Commitment shall be effective as of a date occurring not earlier than April 18, 1997 and, if required by Buyer, the effective date of the Title Commitment shall be brought down to the morning of the Closing Date; and

     (k) Buyer shall have received from Seller and Graseby plc a release in the form of Exhibit D attached hereto.

                                   ARTICLE VI
                                     CLOSING

         The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at the offices of Seller's counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Suite 2000, Renaissance Plaza, 230 North Elm Street, Greensboro, North Carolina, or such other place as may be agreed to by Buyer and Seller, on the date hereof or such later date as may be agreed to by Buyer and Seller (the "Closing Date"). The Sale shall be effective as of the Closing on the Closing Date or at such other time and date specified by the parties at the Closing (the "Effective Time"); provided, however, that solely for financial accounting and Tax reporting purposes, the Sale shall be deemed effective as of 11:59:59 o'clock p.m., Greensboro, North Carolina local time, on the Closing Date.

     At Closing: (a) Seller shall deliver to Buyer (i) the various certificates, instruments and documents required of it pursuant to this Agreement, (ii) stock certificates representing ownership of the Shares, endorsed for transfer to Buyer, and (iii) any other documents that are necessary to transfer to Buyer good title to the Shares free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions, and encumbrances of whatever nature; and (b) Buyer shall (i) deliver to Seller the various certificates, instruments and documents required of it pursuant to this Agreement, (ii) deliver to Seller copies of resolutions adopted by Buyer authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated herein, certified by Buyer's Secretary as being true and correct on the Closing Date, and (iii) deliver to Seller the Purchase Price in immediately available funds.

     In the case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, Seller and Buyer shall take such further action (including the execution and delivery of such further instruments and documents) as the other may reasonably request, all at the sole cost and expense of the requesting party.

                                   ARTICLE VII
                                     WAIVER

     Except with respect to any required regulatory approval, each party hereto by written instrument, may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations and warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (c) the performance by the other party of any of its obligations set out herein. No waiver by either such party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.


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



                                  ARTICLE VIII
                        CERTAIN POST-CLOSING OBLIGATIONS

Section 8.1.  Confidential Information.

     Seller acknowledges that after the Closing, Buyer could be irreparably damaged if Seller's or any of its Affiliates' confidential knowledge of the operations of the Company were disclosed to or utilized on behalf of any Person other than Buyer or its Affiliates, and Seller covenants and agrees that it will not following the Closing, without the prior written consent of Buyer, disclose (or permit to be disclosed) or use in any way any such confidential information, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, or (ii) such confidential information is generally available to the public through no fault of Seller.

Section 8.2.  Indemnification by Seller, Graseby Andersen Inc. and Graseby plc.

     (a) Extent of Indemnity. Seller and the Guarantors, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer and the Company from and against:

     (i) any Damages of or to Buyer or the Company arising out of or resulting from any misrepresentation or breach of representation or warranty of Seller contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished by Seller or the Company to Buyer pursuant hereto or in connection with the transactions contemplated hereby;

     (ii) any Damages of or to Buyer or the Company arising out of or resulting from any breach or nonfulfillment of any covenant or agreement of Seller contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished by Seller or the Company to Buyer pursuant hereto or in connection with the transactions contemplated hereby;

     (iii) regardless of whether any of the following are contained in any disclosure schedule to this Agreement or were otherwise disclosed to Buyer prior to the Closing, any and all Damages known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future, asserted against or incurred by Buyer or the Company arising out of or related to (A) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials Managed or Released by the Company or in connection with the Business prior to the Closing; (B) any Release at, on, in or under the Real Property that requires investigation, remediation, or other response action relating to or arising from the Company's drum handling prior to Closing; and (C) any failure by the Company at any time prior to the Closing to have any Permit or give any notice required in connection with the Company's wastewater or other discharge to the applicable sewer authority including without limitation fines, penalties, and assessments arising from any such discharge;

     (iv) the matters described on Schedule 8.2(a)(iv); and

     (v) any Damages incident to any of the foregoing, including reasonable attorneys' fees actually incurred by Buyer as the prevailing party in an action to enforce this Section.

     (b) Time Limit on Certain Indemnification Claims. No action or claim for Damages resulting from breaches of the representations and warranties of Seller shall be brought or made after June 1, 1998, except that such time limitation shall not apply to (i) claims for misrepresentations or breaches of warranty relating to Sections 3.2 (Warranty of Title to the Shares), 3.3 (Capital Structure of the Company), and 3.5 (Authorized and Effective Agreement; No Violation), (ii) claims for misrepresentations or breaches of warranty relating to Sections 3.13 (Tax Matters), 3.14 (Employee Benefit Plans), 3.18 (Brokers and Finders), 3.23 (Transactions with Related Parties), or 9.1 (Authorized and Effective Agreement; No Violations (Guarantors)), each of which may be asserted until the running of the applicable statute of limitations with respect to the period to which the particular claims relate, or (iii) any claims which have been the subject of a written notice from Buyer to Seller prior to the expiration of any of the foregoing periods, which notice specifies in reasonable detail the nature of the claim. No action or claim for Damages pursuant to
Section 8.2(a)(iii)(A) or Section 8.2(a)(iii)(B) shall be brought by Buyer after expiration of the five-year period commencing on the Closing Date. No action or claim for Damages pursuant to Section 8.2(a)(iii)(C) shall be brought by Buyer after the expiration of the three-year period commencing on the Closing Date.

     (c) Limitations on Liability. None of Seller or either of the Guarantors shall be required to make an indemnity payment for Damages arising pursuant to
Section 8.2(a)(i) unless and until the aggregate amount of Damages arising pursuant to Section 8.2(a)(i) exceeds Two Hundred Thousand Dollars ($200,000.00)(the "Deductible"). Only Damages arising pursuant to Section 8.2(a)(i) which, with respect to a single claim or a series of related claims arising pursuant to Section 8.2(a)(i), exceed Seven Thousand Five Hundred Dollars ($7,500.00) shall be taken into account in determining whether the Deductible has been reached. After the Deductible has been reached, Seller, Graseby Andersen Inc. and Graseby plc, jointly and severally, shall thereafter (subject to the time limitations indemnification procedures set forth in this section 8.2) be required to make an indemnity payment for Damages arising pursuant to Section 8.2(a)(i) which, with respect to a single claim or a series of related claims, in the aggregate exceed Seven Thousand Five Hundred Dollars ($7,500.00)(the "Basket"). None of Seller or either of the Guarantors shall have any obligation to indemnify Buyer for aggregate indemnification payments arising pursuant to Section 8.2(a)(i) in excess of the Purchase Price, notwithstanding any provision in this Agreement to the contrary, provided. however, that the foregoing limitations on liability shall not apply to Damages which arise (i) from fraud or other intentional misrepresentations or omissions on the part of Seller or the Company with respect to this Agreement or the transactions contemplated by this Agreement, or (ii) a misrepresentation or breach of warranty with respect to any one or more of Sections 3.2 (Warranty of Title to the Shares), 3.3 (Capital Structure of the Company), 3.5 (Authorized and Effective Agreement; No Violation), 3.13 (Tax Matters), 3.14 (Employee Benefit Plans), 3.18 (Brokers and Finders), 3.23 (Transactions with Related Parties), or
9.1 (Authorized and Effective Agreement; No Violations (Guarantors)) For purposes of this section, all qualifications in this Agreement regarding Material Adverse Effects and materiality shall be disregarded for purposes of applying the Deductible and the Basket to claims for Damages arising pursuant to
Section 8.2(a)(i).


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



Section 8.3.  Indemnification by Buyer.

     Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against:

     (a) any Damage of or to Seller arising out of or resulting from any misrepresentation or breach of representation or warranty of Buyer contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished by Buyer pursuant hereto or in connection with the transactions contemplated hereby;

     (b) any Damage of or to Seller arising out of or resulting from any breach or nonfulfillment of any covenant or agreement of Buyer contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby; and

     (c) any Damages incident to any of the foregoing, including reasonable attorneys' fees actually incurred by Seller as the prevailing party in an action to enforce this Section.

Section 8.4.  Indemnification Procedures.

     (a) A party seeking indemnification pursuant to this Agreement (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by a third party which is not an Affiliate of any party hereto in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.


     (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that: (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the judgment of the Indemnified Party, have a Material Adverse Effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; and
(iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim (the conditions set forth in clauses (i) through (iv) are collectively referred to as the "Litigation Conditions") . If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 8.4, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

     (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

     (d) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim (i) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, or (ii) which grants any injunctive or equitable relief, or (iii) which may reasonably be expected to have a Material Adverse Effect on the affected business of the Indemnified Party. The
Indemnified Party shall have the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     (e) Amounts payable in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

     (f) Sections 8.2 through 8.4 shall not be interpreted to permit a double recovery with respect to Taxes for which indemnification is provided under
Section 8.6 nor to permit a party to recover amounts with respect to Taxes that are such party's responsibility under Section 8.6.

Section 8.5.  Claims Against the Company.

     Notwithstanding any provision in this Agreement to the contrary, Seller agrees that it shall not be entitled to any indemnification from, or to make or receive any amount for any claim against, the Company in respect of any Damage or Damages arising out of or resulting from this Agreement or the transactions contemplated by this Agreement.

Section 8.6.  Tax Matters.

     (a) Seller's Pre-Closing Returns.

     (i) The Company shall continue to be included for all taxable periods ending on or before the Closing Date in the consolidated federal income Tax Return that includes Seller and any required state or local consolidated or combined income or franchise Tax Returns of Seller or its Affiliates that include the Company.

     (ii) Seller shall timely prepare and file (or cause to be prepared and filed) (A) all federal, state and local income and franchise tax returns required by law, covering the Company for all taxable periods ending on or before the Closing Date (including all Tax Returns due by virtue of the Elections described below in section 8.6(f)) and (B) all other Tax Returns required by law covering the Company that are required to be filed on or before the Closing Date (all Tax Returns specified in subparagraphs (A) and (B) are hereinafter referred to as "Seller's Pre-Closing Returns"). Sellers shall timely pay (or cause to be paid) on behalf of the Company all Taxes shown as due and payable on Seller's Pre-Closing Returns.

     (iii) Buyer and Seller agree that if the Company is permitted under any applicable state or local income tax law to treat the Closing Date as the last day of the taxable period during which the Closing occurs, Buyer and Seller shall treat (and cause their respective affiliates to treat) such date as the last day of such taxable period.

     (b) Buyer's Tax Returns. Buyer shall timely prepare and file (or cause to be so prepared and filed) (i) all federal, state or local income and franchise Tax Returns required by law covering the Company for all taxable periods ending after the Closing Date and (ii) all other Tax Returns required by law covering the Company that are required to be filed after the Closing Date (all Tax Returns specified in subparagraphs (i) and (ii) are hereinafter referred to as "Buyer's Tax Returns"). Buyer shall submit to Seller copies of all Buyer's Tax Returns, as filed, that include a taxable period or date prior to or including the Closing Date.

     (c) Tax Cooperation. After the Closing Date, Seller shall submit to Buyer blank Tax Return work paper packages. Buyer shall cause the Company to prepare completely and accurately all information that Seller shall reasonably request in such work paper packages and shall submit to Seller such packages within the later of sixty (60) calendar days after Buyer's receipt thereof or sixty (60) calendar days after the close of the taxable period to which a work paper package relates. Buyer and Seller and their Affiliates shall reasonably cooperate with each other in connection with the preparation of Tax Returns related to the Company and shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other party with a reasonable opportunity to review and copy the same. Buyer shall provide Seller (or cause the Company to provide Seller) with applicable powers of attorney with respect to Seller's Pre-Closing Returns.

     (d) Post-Closing Audits.

     (i) Buyer shall notify Seller in writing within ten (10) days after receipt by Buyer, the Company, or any Affiliate thereof, of any official inquiry, examination, audit or proceeding ("Audit") regarding any Tax Return or period with respect to which Seller may be liable for Taxes pursuant to section 8.6(a) or for which Seller may have an indemnification obligation under section 8.6(e). Seller shall have the right to exercise, at its own expense, control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Seller's Pre-Closing Return. Buyer shall cooperate with Seller, as Seller may reasonably request, in any such Audit.

     (ii) Buyer shall have the right, at its own expense, to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding regarding any Tax Return other than as described in section 8.6(d)(i) above (including the right to settle or otherwise terminate any contest with respect thereto); provided that, in the case of any Tax Return for a period beginning before the Closing Date, Buyer shall settle any issue (if such settlement would result in a required indemnification payment by Seller under section 8.6(e)) only with the prior consent of Seller, which consent shall not be unreasonably withheld.

     (e) Indemnification.

     (i) After the Closing Date, and regardless of whether Buyer or the Company would be entitled to indemnification for such amount under Section 8.2, Seller shall indemnify and hold harmless Buyer and the Company and each of their respective affiliates, successors and assigns from and against any Tax liability with respect to Seller's Pre-Closing Returns (whether or not such Taxes are shown to be due on such Seller's Pre-Closing Returns). Seller shall pay such amounts as it is obligated to pay to Buyer or the Company within fifteen (15) calendar days after payment of any applicable Tax liability by Buyer or the Company. Seller shall also indemnify and hold harmless Buyer and the Company, regardless of whether Buyer or the Company would be entitled to indemnification for such amount under Section 8.2, from and against (A) any Tax liability for periods prior to and including the Closing Date resulting from the Company being severally liable for any Taxes of any consolidated group of which the Company as of the Closing Date is, or prior the Closing Date was, a member pursuant to Treasury Regulations ss.1.1502-6 or any analogous state or local tax provision, and (B) any Tax liability for Buyer's Tax Returns attributable to the Business and/or the Company for the period prior to the Closing.

     (ii) Any Taxes for a period of time including both a pre-Closing period and a post-Closing period shall be apportioned between such pre-Closing period and the post-Closing period based, in the case of real and personal property Taxes, on a per diem basis and in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Company during such pre-Closing period and post-Closing period determined as if the books of the Company were closed on the close of the Closing Date.

     (f) Section 338(h)(10). Seller and Buyer agree that they shall jointly make or cause to be made the election under Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1(d) (and any corresponding election under state, local or foreign tax law) with respect to the purchase and sale of the Shares (the "Election"). If Seller is not the common parent of a "selling consolidated group" of which the Company is a member, as that term is defined under Treasury Regulation Section 1.338(h)(10)-1, Seller shall cause the Person that is the common parent with respect to the Company to join in making the Election with Buyer. (The Person authorized to make the Election with respect to the Company is referred to as the "Authorized Person" herein.) Schedule 8.6(f) sets forth the principles of Seller's and the Buyer's allocation of the modified aggregate deemed sale price ("MADSP") (as defined in Treasury Regulation section 1.338(h)(10)-1(f)) among the assets of the Company. Seller and Buyer shall agree to a final allocation of the MADSP consistent with the principles set forth in
Schedule 8.6(f) as soon as practicable following the Closing Date. Buyer shall prepare IRS Form 8023-A and any similar state, local or foreign tax forms required to make the Election (collectively, the "Election Forms") and submit the Election Forms to Seller no later than seventy five (75) days prior to the date the Election Forms are required to be filed. Seller then shall deliver to Buyer the Election Forms, which shall have been executed by the Authorized Person, no later than thirty (30) days prior to the date the Election Forms are required to be filed. Buyer shall thereafter complete any required attachments to the Election Forms, execute and timely file the Election Forms, and provide Seller with a copy of the Election Forms as filed. Seller and Buyer shall each take or cause to be taken any other actions that are necessary for making or perfecting the Elections. Seller and Buyer shall each report all transactions pursuant to this Agreement in a manner that is consistent with the Elections and shall take no position contrary thereto unless required to do so pursuant to a "determination" within the meaning of Section 1313 of the Code. The parties agree that a violation of the provisions of this Section 8.6(f) is a proper subject of injunctive relief.

     (g) Tax Effect of Payments. The amount of any payments required to be made under this section 8.6 shall be reduced by the amount of any tax benefit actually received by (including by refund or by reduction of or offset against Taxes otherwise payable) the recipient by reason of the payment or incurrence by such recipient of the item for which the indemnity is being sought. Each party shall notify the other of such receipt of any such tax benefits.

     (h) Refunds. Buyer shall pay to Seller or cause the Company to pay to Seller any refund of any Tax received with respect to any taxable period ending on or before the Closing Date reduced by the amount of any cost incurred by the Company or Buyer as a result of such refund. If any refund of any Tax is received with respect to a taxable period that includes both a pre-Closing period and a post-Closing period, such a refund shall be apportioned between Seller and Buyer (or the Company) in the same manner as Tax liability is apportioned under section 8.6(e)(ii).



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



Section 8.7.  Noncompetition Covenant.

     Neither Seller nor any of Seller's Affiliates shall compete with Buyer with respect to the Business for a period of two (2) years after the Closing Date at any location within (a) North America, (b) the State of North Carolina, and (c) the Commonwealth of Pennsylvania. Notwithstanding the foregoing, Seller and Seller's Affiliates shall, during such two (2) year period, have the right to acquire or merge with one or more entities which, as an incidental portion of their business, are engaged in the business of designing, manufacturing, and selling motor drives, provided that within one (1) year after the effective date of such acquisition or merger Seller or Seller's Affiliate, as the case may be, shall divest itself of such motor drive business.

Section 8.8.  Nature and Survival of Representations.

     (a) The representations, warranties, covenants and agreements of Buyer and Seller contained in this Agreement, and all statements contained in this
Agreement or any exhibit or schedule hereto, or any certificate, financial statement or report or other document delivered pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same.

     (b) Seller and the Company acknowledge that their representations and warranties in this Agreement shall not be affected or mitigated by any investigation conducted by Buyer or its representatives prior to Closing or to any Knowledge of Buyer.

Section 8.9.  Employees; 401(k) Plan.

     (a) Employee Matters. Buyer intends to continue the employment of those employees of the Company who wish to continue employment with the Company following Buyer's purchase of the Shares ("Employees") on terms and conditions that provide employee benefits substantially similar to those provided to other similarly situated employees of Buyer, with credit for services under Seller's Benefit Plans taken into account and with no pre-existing condition limitations or waiting periods beyond those imposed by Seller's Benefit Plans. Seller covenants and agrees that it will provide Buyer with any employment, benefit participation, medical, OSHA or other records pertaining to those Employees that are not in the Company's custody that Buyer may reasonably request. Seller further agrees that it will cause any Benefit Plan, other than a plan maintained exclusively by the Company for the benefit of its employees, to cooperate with Buyer, as Buyer may reasonably request, to effect the transfer of coverage of the Employees from any Benefit Plan maintained by Seller to those employee benefit plans maintained by Buyer, in accordance with the terms of the respective plans.

     (b) 401(k) Transfer.

          (i) Participation. Effective as of the Closing Date, all Employees shall cease participation in the Graseby Savings & Investment Plan ("Seller's 401(k) Plan"). As soon as practicable, following Closing, Buyer shall designate an existing savings plan, qualified under Code ss. 401(a) and ss. 401(k), and a trust thereunder that is exempt from tax under Code ss. 501(a)(collectively, "Buyer's Savings Plan"), and shall allow Employees to participate in Buyer's Savings Plan on the same terms and conditions as apply to other similarly situated employees of Buyer.

          (ii) 401(k) Transfer. As soon as practicable after the designation of Buyer's Savings Plan, and upon evidence reasonably satisfactory to Seller, which may be in the form of an opinion of Buyer's counsel, that Buyer's Savings Plan is qualified under Codess. 401(a) and exempt from tax under Codess.501(a), Seller's 401(k) Plan shall allow all participating Employees the option to transfer their full account balances in Seller's 401(k) Plan, determined as of the most recent valuation date and determined without regard to any applicable vesting schedule, either to (A) Buyer's Savings Plan, or (B) to an individual retirement account selected by the Employee, in either case in a transaction qualifying as a direct rollover under Codess.401(a)(31).

                                   ARTICLE IX
                                  MISCELLANEOUS

Section 9.1.  Authorized and Effective Agreement; No Violation (Guarantors).

         Guarantors hereby represent and warrant to Buyer as follows:

     (a) Each of the Guarantors has all requisite power and authority to enter into, to deliver, and to perform all of their respective obligations under this Agreement. This Agreement and all other agreements and instruments required to be executed and delivered by the Guarantors in connection with or pursuant hereto have been duly executed and delivered by the Guarantors and constitute the legal, valid and binding obligations of Guarantors, enforceable in accordance with their terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights, and to general equity principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Guarantors.

     (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by either or both of the Guarantors with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the articles of incorporation, bylaws, or other constitutive documents of either of the Guarantors; (ii) conflict with or constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, any note, bond, mortgage, indenture, lease, license, agreement, instrument, or other arrangement or obligation to which either of the Guarantors is a party or by which either of the Guarantors is bound, or result in the creation or imposition of any Lien upon any property or asset of either of the Guarantors, except where such occurrence would not have a Material Adverse Effect; or (iii) violate any order, ruling, decree, charge, writ, injunction, regulatory agreement or memorandum of understanding, constitution, statute, rule or regulation applicable to the Guarantors, except where such violation would not have a Material Adverse Effect.

Section 9.2.  Expenses.

     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except as may otherwise be specifically provided for herein.

Section 9.3.  Consent to Jurisdiction; Forum Selection.

     (a) Buyer hereby irrevocably (i) consents to the non-exclusive personal jurisdiction of the state and federal courts located in the City of Greensboro, North Carolina in any action, claim or other proceeding arising out of any dispute in connection with this Agreement or the transactions contemplated or consummated pursuant to this Agreement, and (ii) consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by Seller arising out of any dispute in connection with this Agreement or the transactions contemplated or consummated pursuant to this Agreement in the manner set forth in Section 9.6 of this Agreement.

     (b) All parties to this Agreement hereby acknowledge and agree that nothing in this Agreement affects Graseby plc's amenability, if any, to service of process in the United States, nor the ability, if any, of any state, or any state or federal court, in the United States to assert personal jurisdiction over Graseby plc, nor the right of Graseby plc to contest the personal jurisdiction, if any, of any state, or of any state or federal court, in the United States.

Section 9.4.  Entire Agreement.

     This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein that are to be executed at or in connection with the Closing. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permissible assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their successors, any rights, remedies, obligations or liabilities.

Section 9.5.  Assignment.

     No party hereto may assign any of its rights or obligations under this Agreement to any other Person without the prior written consent of the other parties hereto.

Section 9.6.  Notices.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     If to Seller, Graseby Andersen Inc., or Graseby plc:

                  Graseby plc
                  Lynton House
                  7-12 Tavistock Square
                  London, UK WC1H 9LT
                  c/o  Lawrence Irving, Financial Director

                  (For Overnight Delivery):

                  Same.

         With a required copy (which shall not constitute notice to Seller) to:

                  Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. Post Office Box 1800
                  Raleigh, North Carolina  27602
                  Attn:    Robert A. Singer, Esq. and
                           Daniel M. Sroka, Esq.

                  (For Overnight Delivery):

                  Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 2000 Renaissance Plaza, 230 North Elm Street
                  Greensboro, North Carolina  27401
                  Attn:    Robert A. Singer, Esq.
                           Daniel M. Sroka, Esq.

         If to Buyer:

                  TB Wood's Incorporated
                  440 North Fifth Avenue
                  Chambersburg, Pennsylvania  17201-1778

                  (For Overnight Delivery):

                  Same.

         With a required copy to:

                  Dechert Price & Rhoads
                  1717 Arch Street
                  Philadelphia, Pennsylvania  19103
                  Attention:........David E. Schulman, Esq.

                  (For Overnight Delivery):

                  Same.

Section 9.7.  Captions; Headings.

     The captions and section headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.8.  Amendments.

     No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.

Section 9.9.  Severability.

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.10.  Construction.

     Seller and Buyer have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations
promulgated  thereunder,   unless  the  context  requires  otherwise.  The  word
"including" shall mean including without limitation. Seller and Buyer intend that each representation, warranty, covenant and agreement contained herein shall have independent significance.

Section 9.11.  Counterparts.

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 9.12.  Post-Closing Cooperation.

     Buyer and Seller and their Affiliates shall reasonably cooperate with each other subsequent to the Closing by preparing, executing, and delivering any documents reasonably requested by another party hereto necessary to effectuate and consummate the transactions contemplated by this Agreement.

Section 9.13.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction, without giving effect to any conflict of laws provisions of North Carolina law that would otherwise cause the laws of another jurisdiction to apply.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


ATTEST:                             TB Wood's Incorporated

____________________                By:  ____________________
__________ Secretary                     ___________ President

[Corporate Seal]

ATTEST:                             Graseby Electro-Optics Inc.


_________________________           By:  _______________________________
_________ Secretary                      Title:

[Corporate Seal]

Graseby Andersen Inc.

By:

Title:

Graseby plc

By:

Title:

                                List of Exhibits

Exhibit A                  Financial Statements
Exhibit B                  Real Property
Exhibit C                  Survey
Exhibit D                  Release

                                List of Schedules

Schedule                   Topic

3.6(a)                              Business with Affiliated Persons
3.7(a), (b) and (c)                 Operations Subsequent to December 31, 1996
3.8                                 Permits
3.9                                 Consents
3.10                                Company's Intangibles
3.12(d), (e), (f) and (g)  Hazardous Substances
3.12(k)                    Environmental Reports
3.13(a)                    Tax Matters
3.13(b)(i)                          Consolidated Groups
3.13(b)(ii)                         Post-Closing Tax Agreements
3.13(g)                    Company as Successor by Merger
3.14(a), (m), (n) and (o)  Employee Benefit Plans
3.15(a)                    Certain Contracts
3.16                                Legal Proceedings; Regulatory Approvals
3.18                                Brokers and Finders
3.19                                Inventory
3.20                                Accounts Receivable
3.21                                Undisclosed Liabilities
3.22                                Permitted Exceptions
3.23                                Transactions With Related Parties
3.24                                Compensation Arrangements; Bank Accounts;
                                    Officers and Directors
3.25                                Labor Relations
3.26                                Products Liability
3.27                                Insurance
5.2(e)                              Severance Obligations
8.2(a)(iv)                          Certain Indemnification Obligations
8.6(f)                              Modified Aggregate Deemed Sale Price